FOR IMMEDIATE RELEASE                                                                    Contact: Paul Knopick

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ITRONICS ANNOUNCES BULK SALES OF GOLD’N GRO LIQUID FERTILIZER

MAY DOUBLE IN FIRST QUARTER

RENO, Nevada, February 23, 2004 -- Itronics Inc. (OTC BB: ITRO; Frankfurt Stock Exchange: ITG), inventor and developer of the "Beneficial Use Photochemical, Silver, and Water Recycling" technology that produces environmentally beneficial GOLD’n GRO liquid fertilizers, today announced bulk sales of the fertilizer by its subsidiary, Itronics Metallurgical, Inc., are up significantly since November. "Our sales in January and February to date already exceed the entire first quarter of 2003 and could double last year’s first quarter," said Dr. John Whitney, Itronics President.

"We are off to an excellent start in 2004, partly because of mild winter weather in the western U.S. and especially as a result of our 2003 and ongoing field trials. Our products are increasingly being accepted as effective, environmentally positive and the answer for large growers and users of fertilizers," Dr. Whitney said. "We continue to add new products, and are increasing the number of distributor stores selling GOLD’n GRO, the combination of which is driving the current sales expansion."

Itronics, through its subsidiary Itronics Metallurgical, Inc., is the only company in the world with the technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to convert the resulting liquid into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, and animal repellent/fertilizer products under the trademark GOLD'n GRO GUARDIAN. These environmentally friendly liquid fertilizers, which can be used for lawns and houseplants, and the popular Silver Nevada Miner bars, a souvenir of the Silver State, are available at the Company's Web site: www.itronics.com.

Itronics Inc. is one of Nevada's leading process technology companies and a world leader in photochemical recycling. Headquartered in Reno, Nevada, it recycles spent liquid photochemicals into liquid GOLD'n GRO fertilizer products and GOLD'n GRO GUARDIAN animal repellent/fertilizer products, recovers, refines, and sells silver, manufactures a line of photochemical silver concentrators, and provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)